Exhibit 3.37

LIMITED PARTNERSHIP AGREEMENT

OF

HIGH SIERRA ENERGY, LP

THIS LIMITED PARTNERSHIP AGREEMENT OF HIGH SIERRA ENERGY, LP (the “Partnership”), dated as of June 19, 2012 (this “Agreement”), is entered into by and among High Sierra Energy GP, LLC, a Colorado limited liability company, as general partner (“General Partner”), and NGL Energy Partners LP, as limited partner (the “Limited Partner”).

WITNESSETH:

WHEREAS, the General Partner is the sole general partner of the Partnership and the Limited Partner is the sole limited partner of the Partnership.

NOW, THEREFORE, in consideration of the mutual promises and obligations contained herein, the parties, intending to be legally bound, hereby agree as follows:

1.                                      Name. The name of the limited partnership is “High Sierra Energy, LP” The Partnership has heretofore been formed pursuant to and in accordance with the provisions of the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. §§ 17-101, et seq., as amended from time to time (the “Act”). The parties hereto hereby agree that the rights, duties and liabilities of the General Partner and Limited Partner of the Partnership shall be as provided in the Act, except as otherwise provided herein.

2.                                      Purpose. The Partnership may engage in any lawful act or activity for which limited partnerships may be organized under the Act.

3.                                      Registered Office. The registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

4.                                      Registered Agent. The name and address of the registered agent of the Partnership for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

5.                                      Powers. The powers of the General Partner of the Partnership include all powers, statutory and otherwise, possessed by general partners under the laws of the State of Delaware. The General Partner may engage third parties (including its affiliates) to assist it in performing its obligations hereunder.

6.                                      Dissolution. The Partnership shall dissolve, and its affairs shall be wound up, at such time as (a) all of the partners of the Partnership approve in writing, (b) an event of withdrawal of a general partner has occurred under the Act, or (c) an entry of a decree of judicial dissolution has occurred under §17-802 of the Act; provided, however, the Partnership shall not be dissolved or required to be wound up upon an event of withdrawal of a general partner described in clause (b) of this sentence if (i) at the time of such event of withdrawal, there is at least one (1) other general partner of the Partnership who carries on the business of the Partnership (any remaining general partner being hereby authorized to carry on the business of the Partnership), or (ii) within ninety (90) days after the occurrence of such event of withdrawal, all remaining partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of the event of withdrawal, of one (1) or more additional general partners of the Partnership.

7.                                      Allocation of Profits and Losses. The Partnership’s profits and losses shall be allocated in proportion to the capital contributions of the partners of the Partnership.

8.                                      Distributions. Distributions shall be made to the partners of the Partnership at the times and in the aggregate amounts determined by the General Partner. Such distributions shall be allocated among the partners of the Partnership in the same proportion as their then capital account balances.

9.                                      Admission of Additional or Substitute Limited Partner. One (1) or more additional or substitute Limited Partner of the Partnership may be admitted to the Partnership with the consent of the General Partner.

10.                               Admission of Additional or Substitute General Partners. One (1) or more additional or substitute general partners of the Partnership may be admitted to the Partnership with the consent of the General Partner.

11.                               Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws, without regard to principles of conflict of laws.

12.                               Amendment. This Agreement may be amended from time to time, in whole or in part, with the written consent of the General Partner.

13.                               Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

14.                               Disregarded Entity. The Partnership shall be considered a “disregarded entity” for purposes of U.S. federal income tax purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Limited Partnership Agreement as of the date first-above stated.

GENERAL PARTNER:

HIGH SIERRA ENERGY GP, LLC

By:	/s/ James J. Burke
Name:	James J. Burke
Title:	Chairman, CEO, President

LIMITED PARTNER:

NGL ENERGY PARTNERS LP
By:	NGL Energy Holdings LLC
as General Partner

By:
Name:	H. Michael Krimbill
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Limited Partnership Agreement as of the date first-above stated.

GENERAL PARTNER:

HIGH SIERRA ENERGY GP, LLC

By:
Name:
Title:

LIMITED PARTNER:

NGL ENERGY PARTNERS LP
By:	NGL Energy Holdings LLC
as General Partner

By:	/s/ H. Michael Krimbill
Name:	H. Michael Krimbill
Title:	Chief Executive Officer

Signature Page to High Sierra Energy, LP Limited Partnership Agreement